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                                  EXHIBIT 99(a)

                TEAM, INC. OFFICERS' RESTRICTED STOCK OPTION PLAN
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                                   TEAM, INC.

                     OFFICERS' RESTRICTED STOCK OPTION PLAN


       The following Team, Inc. Officers' Restricted Stock Option Plan (the "Plan") has been adopted by the Board of Directors of Team, Inc. effective as of December 14, 1995.

       1. Purpose. The Plan is intended to advance the interests of Team, Inc. (the "Company"), its shareholders, and its subsidiaries by encouraging and enabling selected officers of the Company upon whose judgment, initiative and effort the Company is largely dependent for the successful conduct of its business, to acquire and/or increase and retain a proprietary interest in the Company by ownership of its stock.

       2.     Definitions.

              (a) "Act" means the Securities Exchange Act of 1934, as amended.

              (b) "Affiliates" means any one or more corporations which are members of a "parent-subsidiary controlled group" as such term is defined in Section 1563(a)(1)(A) of the Code, except that "more than 50 percent" shall be substituted for "at least 80 percent" each place it appears in Section 1563(a)(1)(A) of the Code.

              (c)    "Board" means the Board of Directors of the Company.

              (d) "Code" means the Internal Revenue Code of 1986, as amended.

              (e) "Committee" means the Compensation Committee, or such other committee as designated by the Board of Directors, vested with authority for administration of the Plan by the Board pursuant to Paragraph 3.

              (f)    "Common Stock" means the Company's $0.30 par value Common
       Stock.

              (g) "Date of Grant" means the date on which an Option is granted under the Plan.

              (h) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              (i)    "Option" means an option granted under the Plan.

              (j) "Optionee" means a person to whom an Option, which has not expired, has been granted under the Plan.
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              (k)    "Successor" means the legal representative of the estate
       of a deceased Optionee or the person or persons who acquire the right to exercise an Option by bequest or inheritance or by reason of the death of any Optionee.

              (l) "Term of Plan" means that period which commences December 14, 1995, and terminates on December 1, 2005, or such earlier date as the Board hereafter determines.

              (n) "Officer" means any person who is elected as an officer of the Company pursuant to the Company's Bylaws but shall exclude any director who is not also an officer of the Company;

              (o) "Termination of Employment" of an Optionee means the cessation of such Optionee's relationship as an Officer of the Company; provided, however that if an Optionee is both a director and Officer of the Company, it shall mean such date as such Optionee ceases to be both an Officer and director.

       3. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall report all action taken by it to the Board.
The Committee shall consist of the members of the Compensation Committee of the Board of Directors. All members of the Committee shall be "disinterested persons," as defined in Rule 16b-3(d)(3) promulgated under the Act; and, except as provided below, members of the Committee shall not be eligible to receive Options or stock options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates (as such terms are used in subsection (d)(3) of Rule 16b-3 promulgated under the Act) while they are serving as members of the Committee and must not have been eligible to receive such options or stock options, stock appreciation rights, or an allocation of stock under any plan of the Corporation or its Affiliates within one (1) year prior to their appointment to the Committee. Notwithstanding the limitations in the immediately preceding sentence, Committee members who are non-employee directors may participate in a separate stock option plan provided that such plan is limited to non-employee directors and there is no discretion as to which directors can participate in the plan or the amount or options that can be acquired by or allocated to them. The Committee shall have full and final authority in its discretion, subject to the provisions of the Plan, to determine the Officers to whom and the time or times at which Options shall be granted and the number of shares of Common Stock covered by each Option; to construe and interpret the Plan; to determine the terms and provisions of the respective option agreements, which need not be identical, including, but without limitation, terms covering the payment of the Option price; and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

       4. Common Stock Subject to Options. The aggregate number of shares of the Company's Common Stock which may be issued upon the exercise of Options granted under the Plan shall not exceed 50,000, subject to adjustment under the provisions of Paragraph 7 and subject to the right of the Board to increase the number of Shares which may be issued hereunder by amendment to the Plan. The shares of Common Stock to be issued upon the exercise of Options may be



                                       2.
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authorized but unissued shares, shares issued and reacquired by the Company or shares bought on the market for the purposes of the Plan. In the event any Option shall, for any reason,terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option but not purchased thereunder shall again be available for Options to be granted under the Plan.

       5. Participants. Options may be granted under the Plan to any person who is an Officer (as that term is defined above) of the Company.

       6. Option Agreements. Any Option granted under this Plan shall be evidenced by an agreement ("Option Agreement"), which shall be approved as to form and substance by the Committee. Each such Option Agreement shall be executed by an Officer of the Company and the applicable Optionee. All Options and Option Agreements granted under the provisions of this Plan shall be subject to the following limitations and conditions:

              (a) Option Price. The Option price per share with respect to each Option shall be determined by the Committee.

              (b) Period of Option. The expiration date of each Option shall be fixed by the Committee at the date of grant, subject to subsequent extension from time to time by the Committee, but in no event shall the expiration date be fixed on or extended to a date which is later than ten years from the date of grant.

              (c) Holding Period. No Common Stock issued pursuant to exercise of an Option granted pursuant to this Plan may be sold, transferred, assigned or otherwise disposed of within six (6) months following the Date of Grant of the Option.

              (d) Vesting of Shareholder Rights. Neither an Optionee nor his Successor shall have any of the rights of a shareholder of the Company by reason of holding an Option, and such shareholder rights will not vest until the certificates evidencing the shares purchased are properly delivered to such Optionee or his Successor.

              (e) Exercise of Option. Each Option shall be exercisable from time to time over a period commencing on the Date of Grant and ending upon the expiration or termination of the Option; provided, however, the Committee may, by the provisions of any Option Agreement, limit the number of shares purchasable thereunder in any period or periods of time during which the Option is exercisable.

              (f) Nontransferability of Option. No Option shall be transferable or assignable by an Optionee, otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA, or the rules thereunder. Each Option shall be exercisable, during the Optionee's lifetime, only by him. No Option shall be pledged or hypothecated in any way and no Option shall be subject to execution, attachment, or similar process except with the express consent of the Committee.





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              (g)    Termination of Employment.  Upon an Optionee's Termination
       of Employment as defined above, his Option privileges shall be limited to the shares which were immediately purchasable by him at the date of such termination, and such Option privileges shall be exercisable by such Optionee for two (2) years after the date of such termination, at which time such Option shall expire. The granting of an Option to an eligible person does not alter in any way the Company's existing rights to terminate such person's employment at any time for any reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.

              (h) Death of Optionee. If an Optionee dies while in the employ of the Company, such Optionee's Option to purchase the total number of the shares covered by the applicable Option Agreement shall thereupon become fully exercisable and shall remain exercisable by the Optionee's Successor, as such term is defined in the Plan, until the close of business on the first annual anniversary date of the Optionee's death, at which time such Option shall expire.

       7.     Adjustments.

              (a) In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of a recapitalization, reclassification, stock split-up, combination of shares, or dividend or other distribution payable in capital stock, appropriate adjustment shall be made by the Committee in the number and kind of shares for the purchase of which Options may be granted under the Plan. In addition, the Committee shall make appropriate adjustment in the number and kind of shares as to which outstanding Options, or portions thereof then unexercised, shall be exercisable, to the end that the proportionate interest of the holder of the Option shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option but with a corresponding adjustment in the Option price per share.

              (b) In the event that the Board shall adopt resolutions recommending the dissolution or liquidation of the Company, any Option granted under the Plan shall terminate as of a date to be fixed by the Committee, provided that not less than thirty (30) days' written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his Option as to all or any part of the shares covered thereby, including shares as to which such Option would not otherwise be exercisable by reason of an insufficient lapse of time.

              (c) In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization, then





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                     (i)    If there is no plan or agreement respecting the
              Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then the Committee shall take such action, and the Options shall terminate, as provided in subparagraph (b) of this Paragraph 7; or

                     (ii) If there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the shares under outstanding and unexercised stock options for securities of another corporation, then the Committee shall adjust the shares under such outstanding and unexercised stock options (and shall adjust the shares remaining under the Plan which are then available to be optioned under the Plan, if the Reorganization Agreement makes specific provision therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion, or exchange of such stock and such Options.

              (d) The term "Reorganization" as used in subparagraph (c) of this Paragraph 7 shall mean any statutory merger, statutory consolidation, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly owned subsidiary of another company after the effective date of the Reorganization.

              (e) Adjustments and determinations under this Paragraph 7 shall be made by the Committee, whose decisions shall be final, binding, and conclusive.

       8. Restrictions on Issuing Shares. The exercise of each Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company. Without limiting the foregoing, the Company will not be obligated to sell any Shares hereunder unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Optionee shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company's counsel, to secure to the Company an appropriate exemption from applicable securities laws.





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       9.     Use of Proceeds.  The proceeds received by the Company from the sale of Common Stock pursuant to the exercise of Options granted under the Plan shall be added to the Company's general funds and used for general corporate purposes.

       10.    Amendment, Suspension, and Termination of Plan.

              (a) The Board shall have complete discretionary authority and power to amend, suspend or terminate the Plan at any time, subject to the following provisions.

              (b) The Board may not, without the relevant Optionee's written consent, modify the terms and conditions of an Option previously granted under the Plan.

              (c) No amendment, suspension or termination of the Plan shall, without the relevant Optionee's written consent, alter, terminate or impair any right or obligation under any Option previously granted under the Plan.

              (d) Unless previously terminated, the Plan shall terminate with respect to the issuance of any new Options, and no more Options may be granted after November 30, 2005. The Plan shall continue in effect with respect to Options granted before termination of the Plan until such Options have been settled, terminated, or forfeited.





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